Exhibit 10.02

Diamond Foods, Inc. 600 Montgomery Street, 13th Floor San Francisco, CA 94111 diamondfoods.com NASDAQ: DMND

November 21, 2012

Dave Colo

[address omitted]

Dear Dave:

We are pleased to offer you the position of Executive Vice President of Supply Chain with Diamond Foods, Inc. (“Diamond” or the “Company”). In this position you will report to Brian Driscoll, President & CEO. The terms and conditions of our offer are as follows:

Start Date:

We anticipate that your start date will be TBD.

Annual Base Salary:

$400,000 annualized salary, payable in accordance with standard Company payroll practices.

Bonus Incentive Program:

You will be eligible to participate in the annual bonus program, which is designed to reward outstanding performance. Your bonus potential will be based on financial metrics established by the Company and individual performance goals established by you and your supervisor. Your position is eligible for a target bonus potential of 70% of base salary. Your bonus award will be based on a combination of achieving both company financial metrics and annual individual performance objectives. You will be eligible for this non-guaranteed bonus in fiscal 2013, prorated for the portion of the fiscal year you are employed. For exceptional Corporate and individual performance you may be eligible for a bonus up to 140% of base salary. You must continue to be an active employee through the end of the fiscal year for eligibility in the bonus program. The bonus program is subject to design changes as may be determined by the Company in its sole discretion.

Equity Awards:

Equity Awards: You will be awarded the equivalent of $1,100,000 of economic value of equity subject to approval by the Board of Directors, with half the value in the form of restricted stock and half the value in the form of options to purchase common stock. The restricted stock award will be for a number of shares with an aggregate value equal to $550,000 divided by the closing price of the Company’s common stock on the Nasdaq Global Select Market on the grant date (“Restricted Award”). The stock option shall be granted at an exercise price equal to the closing price of the Company’s common stock on the Nasdaq Global Select Market on the grant date and will be for a number of shares with an aggregate value of $550,000 divided by the fair value of the Company’s stock options (using the company’s Black Scholes methodology) and utilizing the closing price of the Company’s common stock on the Nasdaq Global Select Market on the grant date. The options will vest and become exercisable over a four-year period, with 25% of shares vesting on the first anniversary of the date of grant, and the remaining shares vesting ratably on a quarterly basis over the 36-month period following the first anniversary of the date of grant. The restricted stock will vest over a four-year period, with 25% of the restricted stock vesting on each anniversary of your date of grant. The options and restricted stock will require your completion of applicable grant documents, which provide that vesting is subject to you remaining in continuous service an as employee of Diamond through each vest date.

Performance Evaluation/Salary Review:

An evaluation of your performance against the Company’s expectations, along with financial consideration, will be conducted in accordance with the annual salary plan around October 2013. Any increase in salary will be prorated for the portion of the fiscal year you are employed.

Health & Welfare Benefits:

Eligibility for Diamond Foods, Inc. Health & Welfare Benefits commences on the first day of employment. Plan description of these benefits will be provided under separate cover during orientation.

Group Medical: Blue Cross

Group Dental Insurance: Ameritas Dental

Group Vision Insurance: Vision Service Plan (VSP)

Group Life & AD&D Insurance: The Company provides basic life and AD&D insurance at one and a half (1 1/2) times your annual base salary. We offer the option to purchase additional voluntary life insurance at competitive group rates.

Long & Short Term Disability: The Company will provide both of these plans for you at no cost.

IRS Section 125: You will be provided the opportunity to participate in three (3) optional plans – (a) for pre-tax employee co-share premiums; (b)Tax-free Medical Flexible Spending Account (FSA) up to $2,600 per year; or (c) Tax-free Dependent Care Flexible Spending Account (FSA) up to $5,000 per year.

Executive Premium Health Benefit:

You will be eligible to participate in the Company’s Exec-u-Care program, which provides for additional health and medical reimbursements that are not otherwise covered by our Group Medical program.

The Retirement Program:

Diamond has a Savings and Investment Plan which is a 401k plan with the following terms:

a.	You will be vested at 100% on your first day of eligibility after 6 months of employment and worked 1,000 hours.

b.	Company will make a contribution equal to 3% of employee’s base salary on a quarterly basis after six (6) months of employment.

Other Benefits:

Holidays: Ten (10) paid holidays per year.

Paid Time Off (PTO) Annual Accrual:

Date of Hire – completing 14 yrs.	6.154 hrs/pay period = 4 weeks/year
15 or more years	7.692 hrs/pay period = 5 weeks/year

Health Club Membership: Diamond will provide you with a membership in a health club. Currently, the company provides memberships for senior executives at the Bay Club in San Francisco.

Company Car Allowance: Diamond will provide you a monthly car allowance of $1,000, subject to all normal tax withholdings.

Relocation: You will be provided with an Executive Homeowner relocation package.

Change of Control: Upon approval by the Board of Directors, the Company will enter into its standard form of Change of Control Agreement with you.

Severance upon Termination without “Cause”: In the event the Company terminates your employment during your first three years of service, without Cause as defined below, you will be entitled to receive the following termination benefits:

a.	Payment of 12 months of base salary, based on your base salary on the date of termination;

b.	Payment of your target bonus amount for the year in which the termination occurs;

c.	Provided you were employed on the first anniversary of your start date, then the vested portion of your Restricted Award will be calculated as if the Restricted Award had been subject to quarterly vesting following the Employment Date;

d.	Provided you validly elect to continue coverage under COBRA, a lump-sum payment equal to twelve (12) months of your portion of premiums for you and your eligible dependents paid for continued health benefits.

e.

“Cause” means a good faith determination, that any of the following has occurred: (a) your commission of a felony or an act constituting common law fraud, which has a material adverse effect on the business or affairs of the Company or its affiliates or stockholders; (b) your intentional or willful misconduct or refusal to follow the lawful instructions of your supervisor the Board; or (c) your intentional breach of the Company confidential information obligations, which has an adverse effect on the Company or its affiliates or stockholders or (d) your material breach of this Agreement. For purposes of this definition, no act or failure to act shall be considered “intentional or willful” unless it is done, or omitted to be done, in bad faith without a reasonable belief that the action or omission is in the best interests of the Company.

Compensation payable to you in this letter is subject to recoupment pursuant to the Company’s compensation recoupment policy, if any, adopted by the Board or required by law during the term of your employment with the Company that is applicable generally to executive officers of the Company. Compensation is also subject to withholdings and all applicable taxes.

Parachute Payments. In the event that the severance and other benefits provided for in this Agreement or otherwise payable to you (i) constitute “parachute payments” within the meaning of Section 280G of the Code and (ii) but for this Section, would be subject to the excise tax imposed by Section 4999 of the Code, then, at your discretion, your severance and other benefits under this Agreement shall be payable either (i) in full, or (ii) as to such lesser amount which would result in no portion of such severance and other benefits being subject to the excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by you on an after-tax basis, of the greatest amount of severance benefits under this Agreement, notwithstanding that all or some portion of such severance benefits may be taxable under Section 4999 of the Code. Any reduction shall be made in the following manner: first a pro-rata reduction of (i) cash payments subject to Section 409A of the Code as deferred compensation and (ii) cash payments not subject to Section 409A of the Code, and second a pro rata cancellation of (i) equity-based compensation subject to Section 409A of the Code as deferred compensation and (ii) equity-based compensation not subject to Section 409A of the Code. Reduction in either cash payments or equity compensation benefits shall be made pro-rata between and among benefits which are subject to Section 409A of the Code and benefits which are exempt from Section 409A of the Code. Unless the Company and you otherwise agree in writing, any determination required under this Section shall be made in writing by the Company’s independent public accountants (the “Accountants”), whose determination shall be conclusive and binding upon you and the Company for all purposes. For purposes of making the calculations required by this Section, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and you shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section.

Section 409A. To the extent (a) any payments or benefits to which you become entitled under this Agreement, or under any other agreement or Company plan, in connection with your termination of employment with the Company constitute deferred compensation subject to Section 409A of the Code and (b) you are deemed at the time of such termination of employment to be a “specified employee” under Section 409A of the Code, then such payments shall not be made or commence until the earliest of (i) the expiration of the six (6)-

month period measured from the date of your “separation from service” (as such term is at the time defined in Treasury Regulations under Section 409A of the Code) from the Company; or (ii) the date of your death following such separation from service; provided, however, that such deferral shall only be effected to the extent required to avoid adverse tax treatment to you, including (without limitation) the additional twenty percent (20%) tax for which you would otherwise be liable under Section 409A(a)(1)(B) of the Code in the absence of such deferral. Upon the expiration of the applicable deferral period, any payments which would have otherwise been made during that period (whether in a single sum or in installments) in the absence of this paragraph shall be paid to you or your beneficiary in one lump sum (without interest). Any termination of your employment is intended to constitute a “separation from service” and will be determined consistent with the rules relating to a “separation from service” as such term is defined in Treasury Regulation Section 1.409A-1. It is intended that each installment of the payments provided hereunder constitute separate “payments” for purposes of Treasury Regulation Section 1.409A-2(b)(2)(i). It is further intended that payments hereunder satisfy, to the greatest extent possible, the exemptions from the application of Section 409A of the Code (and any state law of similar effect) provided under Treasury Regulations Section 1.409A-1(b)(4) (as a “short-term deferral”) and Section 1.409A-1(b)(9) (as a “separation pay due to involuntary separation”). To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision will be read in such a manner so that all payments hereunder comply with Section 409A of the Code. Except as otherwise expressly provided herein, to the extent any expense reimbursement or the provision of any in-kind benefit under this Agreement is determined to be subject to Section 409A of the Code, the amount of any such expenses eligible for reimbursement, or the provision of any in-kind benefit, in one calendar year shall not affect the expenses eligible for reimbursement in any other taxable year (except for any lifetime or other aggregate limitation applicable to medical expenses), in no event shall any expenses be reimbursed after the last day of the calendar year following the calendar year in which you incurred such expenses, and in no event shall any right to reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit.

Competitors of Diamond Foods, Inc.:

You acknowledge that you have acquired and will acquire knowledge regarding confidential, proprietary and/or trade secret information in the course of performing your responsibilities for Diamond Foods, Inc., and you further acknowledge that such knowledge and information is the sole and exclusive property of Diamond Foods, Inc. You recognize that disclosure of such knowledge and information, or use of such knowledge and information, to or by a competitor could cause serious and irreparable harm to Diamond Foods, Inc. You therefore agree that you shall not accept employment with, nor provide any form of service for any direct competitor of Diamond in sales, distribution, processing or related businesses during your employment with Diamond Foods, Inc.

Obligations of Employee During & After Employment:

Records: All records, files, documents and the like, or abstracts, summaries or copies thereof, relating to the business of the Company or the business of any subsidiary or affiliated companies, which the Company or you shall prepare or use or come into contract with, shall remain the sole property of the Company or the affiliated or subsidiary company, as the case may be, and shall not be removed from the premises without the written consent of the Company, and shall be promptly returned upon termination of employment.

Non-Solicitation: During your employment with the Company and for a period of one year after termination, for any reason, you agree that you will not, directly or indirectly (i) solicit any employee of the Company to leave the employment of the Company or (ii) induce or attempt to induce, any customer or supplier of the Company to cease doing business with the Company.

Dave, we believe this outlines the primary components related to your employment with the Company. It is our practice to make this offer contingent upon a successful post-offer drug screen, background and reference check. We are looking forward to having the opportunity of developing a meaningful business relationship. If you have any questions, please feel free to contact the Human Resource Department or myself. Should you accept our offer of employment, please sign, date and return the original copy of this letter to the Company, we have included a copy of this letter for your files.

Sincerely,

DIAMOND FOODS, INC.

/s/ Brian Driscoll
Brian Driscoll
President & CEO

Diamond Foods, Inc. operates under an employment-at-will concept, which means either party may terminate the employment relationship at any time, with or without cause and with or without notice. In addition, no statements made in this offer letter are meant to imply or state a guarantee of continued employment. It is also understood that this is a contingent offer, contingent on a successful drug screen and background check. If any parts of the terms set forth in this letter are determined to be unenforceable, the remaining terms shall not be affected and shall remain fully enforceable.

Acceptance:	/s/ Dave Colo	Date:	November 23, 2012
Dave Colo

cc:	Personnel File

Diamond Foods, Inc. 600 Montgomery Street, 13th Floor San Francisco, CA 94111 diamondfoods.com NASDAQ: DMND

December 3, 2012

David Colo

[address omitted]

Dear Dave,

This letter outlines the agreement pertaining to your relocation from Omaha, Nebraska to the San Francisco Bay Area.

Diamond will provide you a gross relocation amount (subject to normal withholdings) of $150,000 to be used at your discretion to cover relocation related expenses. The payment will be made in two weeks following your first day of employment.

In addition, Diamond will cover the following expenses:

Movement of Household Goods

•	A professional van line will be selected by Diamond to move your household goods from Omaha to your destination in California.

•	The van line will pack, load, and unload goods, including normal appliance servicing.

•	Storage up to 60 days.

•	Shipment up to two vehicles.

Transition Assistance

•	Up to 10 nights of lodging in San Francisco at a hotel as you search for temporary living accommodations.

•	Reasonable expenses including rental car, meals, dry cleaning.

Return Trips (first 60 days)

•	During your first 60 days you may expense up to 5 return trips home.

All other relocation expenses, other than those identified above, should be covered at your discretion and expense.

By signing this you agree that as a condition of receiving financial assistance for you your relocation from Omaha, Nebraska to the San Francisco Bay Area, you agree to the following stipulations.

All expenses paid are contingent upon you remaining employed by Diamond Foods for a minimum of 12 full months from your date of hire. In the event you voluntarily terminate your employment or are terminated for cause (as defined in your offer letter dated 11/21/12) within 12 months of your date you hire, you promise to repay 100% of all relocation expenses paid or reimbursed on your behalf.

To assist you in your transition, you will have access to Diamond’s relocation provider – Global Mobility Solutions (GMS). The phone number is: 800.617.1904

/s/ Dave Colo	December 4, 2012
Dave Colo	Date
EVP Supply Chain

Sincerely,

/s/ Kerry Arnold
Kerry Arnold
Vice President, Human Resources